EXHIBIT 99.1

Sharps Compliance Reports 17% Increase in Revenue in the Third Quarter of Fiscal 2012

  Core billings up 36% in the quarter on strong growth in Retail, Professional and Pharmaceutical Manufacturer markets
  Solid balance sheet with a cash balance of $16.6 million, working capital of $19.8 million and no debt as of March 31, 2012
  Company launches strategic marketing alliance with Daniels Sharpsmart

HOUSTON, May 2, 2012 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of cost-effective solutions designed for the proper management of medical waste, used healthcare materials and unused dispensed medications, today reported $5.3 million in revenue for the third quarter of fiscal year 2012 ended March 31, 2012, up $0.8 million, or 17.1%, over revenue in the fiscal 2011 third quarter of $4.5 million. Customer billings, which the Company believes to be an appropriate measure of performance and progress of the business, increased $1.0 million, or 22.8%, to $5.5 million in the third quarter of fiscal 2012 from $4.5 million in the corresponding period of the prior fiscal year. Excluding the U.S. government maintenance contract that expired at the end of January 2012, core billings were up 36% to $5.2 million primarily as a result of the strong growth in Sharps' key targeted markets (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release.).

Net loss for the fiscal 2012 third quarter was $520 thousand, or $0.03 per diluted share, an improvement when compared with a net loss of $659 thousand, or $0.04 per diluted share, in the prior-year period.

David P. Tusa, President and CEO of Sharps Compliance, commented, "Our targeted retail, professional and pharmaceutical manufacturer markets drove our billings growth in the quarter and we believe the results reflect the strength of the value proposition of our cost effective solutions."

Retail, Pharmaceutical Manufacturer and Professional market penetration continues to progress well

Retail market billings for the third quarter of fiscal 2012 increased 72.7%, or $0.6 million, to $1.4 million in the quarter driven by a strong level of orders by the retail pharmacies in advance of the 2012 flu season as well as the impact of more immunizations administered in the retail setting. The percentage of flu and other injections administered in the retail pharmacy setting continues to grow as retailers are moving aggressively to provide more and more convenient health care services to their customers.

Sales to the Pharmaceutical Manufacturer market were up significantly to $0.9 million in the third quarter of fiscal 2012 from $72 thousand in the prior year period. Driving the growth was the continued roll-out of two new Patient Support Programs and the initial launch of a third Patient Support Program during the quarter. The Patient Support Programs are designed to improve patient interaction and drug compliance as well as to protect the patient, their family and community from the dangers of accidental needle sticks. Sales to the Pharmaceutical Manufacturer market can fluctuate measurably from quarter to quarter due to the variability in timing of orders associated with Patient Support Programs. Billings for the nine-month period ended March 31, 2012 were $1.8 million compared with $0.2 million in the similar prior period.

Professional market billings grew $0.4 million, or 85.6%, to $0.8 million in the fiscal 2012 third quarter. The growth in this market was a direct result of the Company's targeted telemarketing initiatives, e-commerce driven website and web-based promotional activities to educate doctors, dentists and veterinarians on the significant cost advantage and convenience of its solutions over the traditional pick-up service in the small quantity generator sector. The Company's inside and online sales channel contributed $0.6 million in Professional market billings in the fiscal 2012 third quarter compared with $0.3 million for the prior year quarter.

Third quarter Home Health Care billings were $1.5 million, down 8.5% over the prior year period primarily due to timing of sales to home health care related distributors addressing the growing trend of patient volumes in the home health care industry.

U.S. Government Contract billings for the third quarter of fiscal 2012 decreased $367 thousand to $241 thousand. As of January 31, 2012, the U.S. Government's maintenance contract was terminated. The U.S. Government's maintenance contract was associated with Sharps' Medical Waste Management System™ for the Division of Strategic National Stockpile, a rapid deployment system designed to collect, store, transport and treat medical waste generated in an emergency setting. The Company had been providing the maintenance services at a rate of about $0.7 million per quarter.

Reallocated resources drive results

By channel, higher direct sales of $2.7 million, a 61.8% increase over the prior year, were attributable to sales in the Retail market and for Patient Support Programs offered by Pharmaceutical manufacturers. Inside and online sales more than doubled to $0.6 million compared with the prior year period as the Company focuses on marketing through trade shows, innovative promotional campaigns, its e-commerce driven website and continuous follow-through from the inside sales group.

Gross margin was 28.8% in the third quarter of fiscal 2012 compared with 31.2% in the prior-year period. Gross margin for the 2012 third quarter was negatively impacted by approximately 300 basis points for ongoing facility costs launched in 2009 in conjunction with the U.S. government contract that was terminated effective January 31, 2012. About half of these costs will be absorbed in current operations while the remaining half will continue until the facility in Atlanta, Georgia is subleased. The third quarter gross margin was also negatively impacted by about 100 basis points for unexpected maintenance and other costs at the Company's treatment facility. The negative impact of leverage from lower revenue compared with the trailing second quarter was an estimated 300 basis points. Selling, general and administrative (SG&A) expense was $2.2 million for the third quarter of fiscal 2012, a decrease of $0.2 million, or 9.0%, from the $2.4 million reported in the third quarter of fiscal 2011 as the Company tightened SG&A spending and realigned and refocused its sales and marketing activities driving greater success with fewer resources.

Operating loss for the third quarter of fiscal 2012 was $0.8 million compared with operating loss of $1.1 million for the third quarter of fiscal 2011.

Earnings before interest, taxes, depreciation, and amortization, or EBITDA, was a $527 thousand loss in the third quarter of fiscal 2012 reduced from an EBITDA loss of $866 thousand in the same period of the prior fiscal year. Sharps believes that when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, provides additional information related to its operating performance. (See Reconciliation of Net Loss to EBITDA in the supplemental table included at the end of this release.)

Liquidity and balance sheet strength

Cash and cash equivalents of $16.6 million was down from $18.3 million on June 30, 2011. Working capital of $20.0 million at March 31, 2012 was comparable with the December 31, 2011 level. The Company received a federal income tax refund of $0.5 million in April 2012. At March 31, 2012, stockholders' equity and total assets were $25.7 million and $30.7 million, respectively, compared with $25.9 million and $30.6 million, respectively, at June 30, 2011.

Innovative solutions and services and marketing alliance drive future growth potential

Mr. Tusa noted, "There is exceptional momentum that is building at Sharps as we advance our solutions and innovations through the strong relationships we have with our Retail customers, gain partners in sponsorship for our consumer-based products, build awareness in the Professional market and as Pharmaceutical manufacturers realize the value of patient interaction through our support programs. We believe our announcement today regarding our alliance with Daniels Sharpsmart Inc. creates a significant strategic advantage for both companies. We can now offer the best waste management solution to customers and prospects, whether it be a mailback, pick up service or a combination thereof. And, for operations with multiple facilities of varying sizes, we will be able to offer a blended cost-effective solution for our customers."

In a separate release today, Sharps announced it has formed a joint marketing alliance with Daniels Sharpsmart Inc.

Nine-month fiscal 2012 review

For the nine months ended March 31, 2012, revenue was up 20.1% to $17.2 million compared with $14.4 million during the prior-year period.  Year-to-date customer billings were $17.3 million in fiscal 2012 and $14.2 million in fiscal 2011, an increase of 21.7%. In the first nine months of fiscal 2012, Professional billings increased 56.4% to $2.2 million over the first nine months of fiscal 2011, as a result of the inside and online sales initiative described previously. Pharmaceutical billings increased $1.6 million to $1.8 million over the first nine months of fiscal 2011, as a result of renewals from standing Patient Support Programs and programs that were initiated with new customers. For the fiscal 2012 year-to-date period, Retail billings were $4.4 million compared with $3.5 million for the prior-year period reflecting the impact of the Complete Needle program initiated with the nation's leading retail pharmacy, a strong 2011 flu shot season and orders in advance of the 2012 flu season. Billings for the Home Health Care market decreased $285 thousand, or 5.4%, to $5.0 million in the first nine months of fiscal 2012 compared with the prior year period, mostly due to timing of distributor orders.  For the first nine months of fiscal 2012, core Government billings decreased $191 thousand to $325 thousand.

For the fiscal 2012 year-to-date period, gross margin expanded to 31.8% compared with 31.0% in the same period of the prior fiscal year from leverage gained on higher volume. For the nine months ended March 31, 2012, SG&A expense was $6.4 million compared with $7.2 million for the corresponding period of the prior year, a decrease of $0.8 million, or 10.2%.  The Company has successfully tightened SG&A expenditures, reallocated resources over the last year and refined its targeted sales and marketing initiatives. Operating loss for the nine months ended March 31, 2012 improved to $1.3 million compared with operating loss of $3.5 million in the same period of the prior fiscal year.

EBITDA loss for the first nine months of fiscal 2012 of $457 thousand measurably improved over an EBITDA loss of $2.8 million in the prior year period.

Net loss was $817 thousand, or $0.05 per diluted share, for the nine months ended March 31, 2012, a significant improvement from the net loss of $2.3 million, or $0.15 per diluted share for the same period of the prior fiscal year. Included in the fiscal 2011 year-to-date period was $0.6 million, or $0.02 per diluted share, special charge related to the retirement of the Company's former CEO.

Third Quarter Fiscal Year 2012 Webcast and Conference Call

The Company will host a teleconference today beginning at 11:30 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by dialling (201) 689-8560. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers.  Select questions will be summarized and addressed during the question-and-answer portion of the call.

A telephonic replay will be available from 2:30 p.m. ET the day of the teleconference until Wednesday, May 9, 2012. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 392569. A transcript will also be posted to Sharps' website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps is a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications.  Its strategy is to capture a large part of the estimated $3.8 billion untapped market for unused medications, used syringes and medical waste generated outside of hospital and large health care settings by targeting the major agencies that are interrelated with this medical waste stream; including the U.S. government, pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, which provides strong margins and significant operating leverage, combined with its early penetration into emerging markets, uniquely positions it for strong future growth.

The Company's flagship product, the Sharps® Recovery System™ is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste generated outside the hospital and large health care facility setting. Its TakeAway System™ is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications.  The Complete Needle™ Collection & Disposal System is a safe, easy-to-use and cost-effective solution designed for self-injecting consumers and includes the Company's containment, packaging, return shipping via the U.S. Postal Service, tracking and treatment.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings and EBITDA information. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

FINANCIAL TABLES FOLLOW.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (unaudited) (in thousands, except per share data)

	Three-Months Ended			Nine-Months Ended
	March 31,			March 31,
	(Unaudited)			(Unaudited)
	2012	2011	% Change	2012	2011	% Change

Revenue	$ 5,291	$ 4,518	17.1%	$ 17,246	$ 14,362	20.1%

Cost of revenue	3,766	3,109	21.1%	11,755	9,915	18.6%
Gross profit	1,525	1,409	8.2%	5,491	4,447	23.5%
Gross margin	28.8%	31.2%		31.8%	31.0%
SG&A expense	2,218	2,438	(9.0%)	6,425	7,152	(10.2%)
Special charge	--	--	0.0%	--	570	(100.0%)
Depreciation and amortization	115	89	29.2%	338	265	27.5%

Operating Loss	(808)	(1,118)		(1,272)	(3,540)
Operating margin	(15.3%)	(24.7%)		(7.4%)	(24.6%)
Other income	8	14		14	42

Loss before income taxes	$ (800)	$ (1,104)		$ (1,258)	$ (3,498)
Income tax benefit	(280)	(445)		(441)	(1,235)
Net loss	$ (520)	$ (659)		$ (817)	$ (2,263)

Net loss per share
Basic	$ (0.03)	$ (0.04)		$ (0.05)	$ (0.15)
Diluted	$ (0.03)	$ (0.04)		$ (0.05)	$ (0.15)

Weighted Average Shares Outstanding
Basic	15,111	14,948		15,084	14,925
Diluted	15,111	14,948		15,084	14,925

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (in thousands)

	March 31, 2012	June 30, 2011
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 16,582	$ 18,280
Accounts receivable, net	3,951	3,065
Inventory	2,456	1,770
Prepaid and other current assets	896	857
Deferred income taxes	275	203
Total current assets	24,160	24,175
Property, plant and equipment, net	4,892	5,350
Deferred income taxes, non-current	1,241	748
Intangible assets, net	397	325
Total assets	$ 30,690	$ 30,598

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 1,255	$ 965
Accrued liabilities	1,195	1,260
Deferred revenue	1,933	1,724
Total current liabilities	4,383	3,949
Long-term deferred revenue	354	401
Other long-term liabilities	218	383
Total liabilities	4,955	4,733
Stockholders' equity:
Total stockholders' equity	25,735	25,865
Total liabilities and stockholders' equity	$ 30,690	$ 30,598

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES Supplemental Customer Billing and Revenue Information (unaudited) (in thousands)

	Three-Months Ended March 31,
	2012	% Total	2011	$ Change	% Change
BILLINGS BY MARKET:
Home Health Care	$ 1,478	27.0%	$ 1,615	$ (137)	(8.5%)
Retail	1,399	25.6%	810	589	72.7%
Pharmaceutical	870	15.9%	72	798	1108.3%
Professional	815	14.9%	439	376	85.6%
Assisted Living/ Hospitality	368	6.7%	373	(5)	(1.3%)
U.S. Government Contract	241	4.4%	608	(367)	(60.4%)
Core Government	110	2.0%	226	(116)	(51.3%)
Other	189	3.5%	310	(121)	(39.0%)
Subtotal	5,470	100.0%	4,453	1,017	22.8%
GAAP Adjustment *	(179)		65	(244)	(375.4%)
Revenue Reported	5,291		4,518	773	17.1%

	Nine-Months Ended March 31,
	2012	% Total	2011	$ Change	% Change
BILLINGS BY MARKET:
Home Health Care	$ 4,985	28.8%	$ 5,270	$ (285)	(5.4%)
Retail	4,425	25.5%	3,473	952	27.4%
Pharmaceutical	1,849	10.7%	249	1,600	642.6%
Professional	2,237	12.9%	1,430	807	56.4%
Assisted Living/ Hospitality	937	5.4%	946	(9)	(1.0%)
U.S. Government Contract	1,685	9.7%	1,367	318	23.3%
Core Government	325	1.9%	516	(191)	(37.0%)
Other	892	5.1%	990	(98)	(9.9%)
Subtotal	17,335	100.0%	14,241	3,094	21.7%
GAAP Adjustment *	(89)		121	(210)	(173.6%)
Revenue Reported	17,246		14,362	2,884	20.1%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES Supplemental Customer Billing by Channel Information (unaudited) (in thousands)

	Three-Months Ended March 31,
	2012	% Total	2011	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 2,662	48.7%	$ 1,645	$ 1,017	61.8%
Distributors	1,921	35.1%	1,896	25	1.3%
Inside and Online Sales	646	11.8%	304	342	112.5%
U.S. Government Contract	241	4.4%	608	(367)	(60.4%)
Total Billings By Channel	$ 5,470	100.0%	$ 4,453	$ 1,017	22.8%

	Nine-Months Ended March 31,
	2012	% Total	2011	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 7,141	41.2%	$ 4,966	$ 2,175	43.8%
Distributors	6,835	39.4%	7,112	(277)	(3.9%)
Inside and Online Sales	1,674	9.7%	796	878	110.3%
U.S. Government Contract	1,685	9.7%	1,367	318	23.3%
Total Billings By Channel	$ 17,335	100.0%	$ 14,241	$ 3,094	21.7%

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES Supplemental Table to Reconcile Net Loss to EBITDA (unaudited) (in thousands)

	Three-Months Ended		Nine-Months Ended
	March 31,		March 31,
	2012	2011	2012	2011

Net Loss	$ (520)	$ (659)	$ (817)	$ (2,263)
Income tax benefit	(280)	(445)	(441)	(1,235)
Interest income	(8)	(14)	(28)	(42)
Depreciation and amortization	281	252	829	751
EBITDA	$ (527)	$ (866)	$ (457)	$ (2,789)

The Company defines earnings before interest, taxes, depreciation and amortization ("EBITDA") as net income (loss), plus income tax (benefit) expense, interest (income) expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity's financial results, and accordingly, EBITDA should not be considered an alternative to operating income (loss), net income (loss), or cash flows as determined under generally accepted accounting principles and as reported by the Company.

CONTACT: Diana P. Diaz
         Sharps Compliance Corp.
         Vice President and Chief Financial Officer
         Phone: (713) 660-3547
         Email: ddiaz@sharpsinc.com

         Deborah Pawlowski
         Kei Advisors LLC
         Investor Relations
         Phone: (716) 843-3908
         Email: dpawlowski@keiadvisors.com